Exhibit (m)(2)

AMENDMENT TO RULE 12B-1 DISTRIBUTION AND SERVICE PLAN

AMENDMENT made as of ___________, 2024 to the Rule 12b-1 Distribution and Service Plan (the “Plan”) made as of August 5, 2022, the written plan contemplated by Rule 12b-1 under the Investment Company Act of 1940, as amended, of the Portfolios (each, a “Portfolio”) listed on Schedule A, each of a series of AB ACTIVE ETFs, INC., a Maryland corporation (the “Fund”). Capitalized terms not defined herein have the meaning set forth in the Agreement.

WITNESSETH

WHEREAS, the Plan has been approved by a majority of the Fund’s Board of Directors and for each Portfolio;

WHEREAS, the Fund’s Board of Directors wishes to amend the Plan in the manner set forth herein;

NOW, THEREFORE, the Plan is amended follows:

1.       Amendment of Plan. Schedule A to the Plan is amended by deleting it in its entirety and replacing it with the following:

Participating Portfolios:

AB Ultra Short Income ETF

AB Tax-Aware Short Duration Municipal ETF

AB US Low Volatility Equity ETF

AB US High Dividend ETF

AB Disruptors ETF

AB High Yield ETF

AB US Large Cap Strategic Equities ETF

AB Conservative Buffer ETF

AB Corporate Bond ETF

AB Core Plus Bond ETF

AB Tax-Aware Intermediate Municipal ETF

AB Tax-Aware Long Municipal ETF

AB International Low Volatility Equity ETF

AB Short Duration High Yield ETF

AB Short Duration Income ETF

AB International Buffer ETF

AB Moderate Buffer ETF

2.       No Other Changes. Except as provided herein, the Plan shall be unaffected hereby.

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IN WITNESS WHEREOF, the Fund has adopted the Amendment to the Plan as of the day and year first above written.

AB ACTIVE ETFs, INC.

By:
Title: